EXHIBIT 3.1

ARTICLES OF INCORPORATION

FOR

OTISH RESOURCES, INC.

The undersigned, desiring to form a corporation (the "Corporation") under the laws of the State of Delaware, hereby adopts the following Articles of Incorporation:

ARTICLE I

CORPORATE NAME

The name of the Corporation is Otish Resources, Inc.

ARTICLE II

PURPOSE

The Corporation shall be organized for any and all purposes authorized under state law.

ARTICLE III

PERIOD OF EXISTENCE

The period during which the Corporation shall continue is perpetual.

ARTICLE IV

SHARES

Section 4.1

Shares. The total number of shares which the corporation shall have the authority to issue is 110,000,000 shares which shall be divided into classes of which 10,000,000 shares having a par value of $0.01 shall be designated Preferred Stock and 100,000,000 shares having a par value of $0.0001 shall be designated common stock, of which 90,000,000 are Class A Common Shares and 10,000,000 are Class B Common Shares.

Section 4.2

Common Shares. The relative rights, preferences and limitations of the Class A Common Shares and Class B Common Shares are identical in all respects, except that the Directors are authorized to adopt an employee stock option plan and thereby establish the rights, preferences, powers, qualifications, limitations, or restrictions of the Class B Common Shares, subject to the limitations prescribed by law.

Section 4.3

Preferred Stock. The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series, and any qualifications, limitations, or restrictions thereof.

Section 4.4

Other Powers of the Board of Directors With Respect to Shares.

(a)

The board of directors may effectuate dividends payable in shares by issuance of shares of any class or series to holders of shares of any other class or series.

(b)

The board of directors may issue rights and options to acquire shares upon such terms as the board of directors shall determine.

ARTICLE V

REGISTERED OFFICE AND AGENT

The registered office in the State of Delaware is to be located at 1209 Orange Street, Wilmington, DE 19801.  The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE VI

INCORPORATOR

The name and address of the incorporator is John Heskett, 501 S. Johnstone, Suite 501, Bartlesville, Oklahoma, 74003.

I, the undersigned, being the Incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate and do certify that the facts herein stated are true.

Witness my hand this 20th day of February, 2003.

/s/ John Heskett

John Heskett, Incorporator